Exhibit 14.1

Code of Conduct

of

North Atlantic Drilling Ltd.

1.	GENERAL STATEMENT OF ETHICS AND BUSINESS PRINCIPLES

North Atlantic Drilling Ltd. (the “Company” or “North Atlantic Drilling”) and all entities controlled by the Company have a strong commitment to promoting honest ethical business conduct by all Employees (as defined below) and compliance with the laws that govern the conduct of our business worldwide. The Company believes that a commitment to honesty, ethical conduct and integrity is paramount and builds trust with its customers, suppliers, employees, shareholders and the communities in which it operates.

To implement its commitment, the Company has developed a code of conduct (the “Code”). This Code has been designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships and avoidance of conflicts of interest. The Code establishes rules and standards regarding behavior and performance and any violation of the rules and standards embodied in the Code is not tolerated and will subject those Employees responsible to disciplinary action.

The Code applies to all entities controlled by the Company and all employees, directors, and officers (collectively, “Employees”). The Company also seeks to ensure that Code applies to contractors, representatives and agents of the Company with respect to their activities related to Company business. All Employees are required to read and understand the Code and certain Employees will be required to provide a certification to that effect.

Employees individually are ultimately responsible for their compliance with the Code. Every manager will also be responsible for administering the Code as it applies to Employees and operations, within each manager’s area of supervision. The Code is supplemented by additional Company policies and procedures in the Company’s Management System, and Employees are required to be familiar with and conform to policies and procedures relevant to their activities.

Employees who observe or become aware of a situation that they believe to be in violation of the Code have an obligation to notify the Company. The normal procedure should normally be for the Employee to report the situation to his or her manager. If an Employee is not comfortable discussing the situation with his or her manager, it may be reported to any other manager, to the Company Compliance Officer, the Audit Committee or through the Company’s Integrity Channel at http://www.nadlcorp.com/.

Reports of suspected violations of the Code will be investigated as the Company finds appropriate, under the supervision of the Chief Financial Officer of the Company, including the Audit Committee. All Employees are expected to cooperate in the investigation of reported violations.

To the extent practical and appropriate under the circumstances to protect the privacy of the persons involved, the Company will not disclose the identity of anyone who reports a suspected violation of the Code or participates in an investigation. The Company will not retaliate, or allow retaliation in respect of any reports of suspected violations of the Code made by an Employee in good faith.

Procedures Regarding Waivers

Because of the importance of the matters involved in this Code, waivers will be granted only in exceptional circumstances where the situation would support a waiver. Waivers of the Code may only be made by the Company’s Board of Directors.

2.	THE CODE OF CONDUCT

Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations of the countries and regulatory authorities that affect the Company’s business. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations. Any Employee questions with respect to whether a situation violates any applicable law, rule, regulation or Company policy should be directed to that Employee’s manager.

Conflict of Interest and Corporate Opportunity

Employees must avoid any interest that conflicts or appears to conflict with the interests of the Company or that could reasonably be determined to harm the Company’s reputation; and report any actual or potential conflict of interest (including any material transaction or relationship that reasonably could be expected to give rise to such conflict) immediately to the Employee’s manager and adhere to instructions concerning how to address such conflict of interest. A conflict of interest exists if actions by any Employee are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to persons or entities other than the Company, or by actual or potential personal benefit or gain.

Employees owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise. Employees may not take for themselves personal opportunities that are discovered through the use of corporate property, information or position.

Health, Safety and Environmental protection

The Company will conduct its business in a manner designed to protect the health and safety of its Employees, its customers, the public, and the environment. The Company’s policy is to operate its business and its drilling units in accordance with all applicable health, safety and environmental laws and regulations so as to ensure the protection of the environment and the Company’s personnel and property. All Employees should conduct themselves in a manner that is consistent with this policy. Any departure or suspected departure from this policy must be reported promptly.

Certain procedures have been designated as RED procedures (defined as highly safety critical procedures) by the Company based on operational risk. Employees should direct special attention to adherence to RED procedures and any deviation from such procedures may be considered a violation of the Code.

Ethical Conduct

Employees must endeavor to deal honestly, ethically and fairly with the Company’s customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privilege information, misrepresentation of material facts, or any other unfair-dealing practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is not just about complying with applicable laws and regulations; it is about meeting the standards for honesty and integrity in this Code even where these standards may go beyond the legal requirements.

Special Ethics Obligations for Employees with Financial Reporting Responsibilities

The Chief Executive Officer, the Chief Financial Officer, the principal accounting officers and those other employees designated by the Chief Financial Officer as being involved in the preparation of the Company’s financial statements (collectively, the “Financial Statement Reporting Employees”) have a special role both to adhere to the forgoing principles themselves and also promote a culture throughout the Company of the importance of full, fair, timely, accurate and understandable reporting of the Company’s financial results and condition. Because of this special role, the Financial Statement Reporting Employees are bound by the following financial employee code of ethics, and by accepting the Code, each such Financial Statement Reporting Employee agrees that she or he will:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable within accepted materiality standards.

•	Provide full, fair, accurate, timely and understandable disclosure in all reports with any stock exchange and other public communications.

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.

•

Respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his or her work is not used for personal advantage.

•	Promptly report all material internal violations of the Code to their supervisor, Chief Financial Officer, internal audit or the Audit Committee as appropriate.

•	Acknowledge that any material violation of the Code may subject him or her to disciplinary action up to and including termination.

Entertainment and Gifts

Decisions by the Company and its agents relating to the procurement and provision of goods and services should always be free from even a perception that favorable treatment was sought, received or given as the result of furnishing or receiving gift, favors, hospitality, entertainment or other similar gratuity. The giving or receiving of anything of value to induce such decisions is prohibited. Employees should never solicit a gift or favor for personal benefit from those with whom the Company do business. Providing or receiving gifts or entertainment of nominal value motivated by commonly accepted business courtesies is permissible, but not if such gifts or entertainment would reasonably be expected to cause favoritism or a sense of obligation.

Payments and Bribery

No bribes, kick-back arrangements or other similar payments and benefits, directly or indirectly, shall be paid to employees of suppliers or customers. These requirements include any payments on behalf of the Company to government officials of any government at any level, employees or other representatives of government owned businesses, and political candidates or parties.

The Company will seek to identify and eliminate all facilitation payments. This also applies to any payments made by representatives or agents of the Company in connection with Company business.

All payments must comply with the Company’s financial procedures for the approval and recording of payments, and must be submitted to the appropriate level of management for review in accordance with the Company’s financial control procedures.

Company Policy against Discrimination and Harassment

The Company strives for a workplace in which diversity is valued, in which every Employee has the opportunity to develop skills and talents consistent with the company’s core values. The Company prohibits discrimination against any Employee or prospective Employee on the basis of age, gender, race, nationality, religion or ethnic background, or any other basis prohibited by the laws that govern its operations.

Harassment in any form by or towards employees, suppliers, partners or customers is not tolerated in the Company.

Under this policy harassment is regarded as any form of inappropriate conduct that has an effect of creating an intimidating, hostile or offensive work environment or that may be reasonably perceived to affect an individual’s employment opportunity or opportunities for training or promotion. In North Atlantic Drilling everyone shall treat each other with respect and dignity.

Company Policy for Prevention of Alcohol and Drug Abuse

Company policy prohibits the illegal use, sale, purchase, manufacture, distribution, possession or consumption of drugs, other than medically prescribed drugs. Company policy also prohibits the use, sale, purchase, distribution or possession of alcoholic beverages by Employees while on Company premises. As a limited exception, at Company onshore premises (but not offshore) the moderate use of alcohol during activities taking place under Company auspices may be authorized by the senior Company manager. This policy requires that the Company must abide by applicable laws and regulations relative to the use of alcohol or other controlled substances. The Company, in its discretion, reserves the right to randomly test Employees for the use of alcohol or other controlled substances unless prohibited by prevailing local law.

External Communication

Only certain designated Employees may discuss the Company with the news media, securities analysts and investors. All inquiries from regulatory authorities or government representatives should be referred to the responsible manager for the relevant Company business unit. General inquiries about the Company or its employees should be referred to Corporate Communications. Inquiries from financial analysts, shareholders or potential shareholders should be referred to Corporate Investor Relations.

Confidentiality and Privacy

Company communication principles generally require that all information be available to all employees unless it has been declared confidential. However, it is important that each Employee protect the confidentiality of Company information. Employees may have access to proprietary and confidential information concerning the Company’s business, clients and suppliers. Confidential information includes such items as non-public information concerning the Company’s business, financial results and prospects and potential corporate transactions. Employees may also become aware of confidential information of our customers, including non-public information about our customers’ oil and gas fields. Employees are required to keep such information confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information other than as may be appropriate in the course of employment.

To ensure the confidentiality and privacy of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about Employees or any other individual, must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained. All Employees shall adhere to all applicable laws on the use of personal information. Personal information shall only be collected for lawful purposes. International transfers of personal information shall only be made in compliance with laws applicable to such transfers.

Proper Use of Company Assets

The Company’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets and intangible assets (such as trade secrets and confidential information). Employees have a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. If an Employee becomes aware of theft, waste or misuse of the Company’s assets, the Employee should report this to his or her manager.

Electronic communication

Electronic communications include all aspects of voice, video, and data communications, such as voicemail, e-mail, fax, and Internet. Employees should use electronic communications equipment, software, systems or other facilities (“Systems”) for Company business purposes only and may not use the Company’s Systems for any other purpose except for reasonable incidental personal use. Among other things, the Employee should not participate in any public online forum where the business of the Company or its customers or suppliers is discussed as this may give rise to a violation of the Company’s confidentiality policy or subject the Company to legal action for defamation. All records produced involving the use of the Company’s Systems is Company property. The Company reserves the right to inspect all electronic communications and records involving the use of the Company Systems within the confines of applicable local law and Employees should not have an expectation of privacy when using Company Systems.

Securities Trading

Because North Atlantic Drilling is a public company, it is subject to a number of laws concerning the purchase of shares and other publicly traded securities. Company policy prohibits Employees and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company.

Information is ‘material’ when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably be expected to affect the price of securities is material. Information is considered to be ‘public’ only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. If an Employee has any doubt as to whether he/she possesses material non-public information, he/she should contact their manager, an officer of the Company or the Company’s representative in charge of insider trading matters and the advice of legal counsel may be sought.

Members of the Board, officers and senior managers (“Primary Insiders”) are subject to various reporting and insider trading requirements. Primary Insiders are required to obtain clearance in advance of any contemplated securities transactions from the Company’s representative in charge of insider trading matters or the Board and are also required to comply with all reporting requirements.

At any time, the Board of Directors has authority to designate a “blackout period” over all trading in the Company’s securities. A blackout period compels all trading in the securities affected to cease immediately for the period designated by the Board of Directors. A blackout period may be exercised over securities of companies with which the Company does or may do business or in which the Company invests or may invest. No one may disclose to any outside third party that a blackout period has been designated.

Failure to comply with applicable securities trading laws and company policies may subject Employees or Employees’ family members to criminal or civil penalties, as well as to disciplinary action by the Company up to and including termination. Responsibility for complying with applicable laws as well as the Company’s policy rests with Employees individually.

Integrity of Corporate Records

All business records, expense accounts, vouchers, bills, payrolls, service records, reports to government agencies and other reports must accurately reflect the facts. Without limiting the foregoing, all reports and documents filed with any stock exchange and/or authorities, as well as other public communications, should be full, fair, accurate, timely and understandable.

The books and records of the Company must be prepared with care and honesty and must accurately reflect our transactions. All corporate funds and assets must be recorded in accordance with Company procedures. No undisclosed or unrecorded funds or assets shall be established for any purpose.

The Company’s accounting personnel must provide the independent public accountants and the Board with all information they request. Employees must neither take, nor direct or permit others to take, any action to fraudulently influence, coerce, manipulate or mislead independent public accountants engaged in the audit or review of the Company’s financial statements, or fail to correct any materially false or misleading financial statements or records, for the purpose of rendering those financial statements materially misleading.

Compliance with Anti-Trust Laws

The Company’s business may be subject to European Union, United States and other foreign government anti-trust and similar laws regulating competitive behavior. These laws are intended to ensure that markets for goods and services operate effectively and free from undue restraints on competition. Certain agreements among competitors are prohibited such as agreements to fix pricing, allocate products, customers or territories, or limit production or sale of any products or services. Employees should attempt to avoid even the appearance of actions which may violate laws regulating competition.

All Employees must comply with such laws and the Employee should confer with his/her manager whenever he/she has a question with respect to the possible anti-competitive effect of particular transactions.

Compliance with Customs and Trade Controls

The Company shall comply with all applicable laws regulating the import and export of goods and services in each country where the Company does business. If an Employee has any doubt about the propriety of any shipment or other transaction under customs or other trade regulations, the Employee should contact his/her manager in charge, and the advice of legal counsel may be sought.